Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS FOURTH-QUARTER

AND FULL-YEAR 2006 RESULTS

Full-Year 2006 Revenue Achieves $600 Million Milestone as

Fourth-Quarter 2006 Revenue Grew 18.5%

BEDFORD, Mass – February 22, 2007 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the fourth quarter and full year ended December 31, 2006. Interactive Data’s fourth-quarter 2006 revenue grew 18.5% to $161.1 million from $136.0 million in the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $24.8 million, or $0.26 per diluted share, which includes $1.9 million of after-tax, stock-based compensation expense associated with the adoption of Financial Accounting Standards Board Statement No. 123(R) (FAS 123R). This compares with net income of $24.6 million, or $0.26 per diluted share, in the fourth quarter of 2005.

“We enjoyed a strong second half of 2006, capped by solid fourth-quarter results,” stated Stuart Clark, Interactive Data’s president and chief executive officer. “Our 2006 revenue grew 12.8% to $612.4 million primarily due to the contributions from the Quote.com and Managed Solutions businesses that we acquired, the consistent expansion of our FT Interactive Data business and improved second-half performances within our core ComStock and eSignal businesses. Although the impact of the first-year adoption of FAS 123R reduced our net income in 2006, we had another year of outstanding cash generation.”

Commenting on the Company’s fourth-quarter performance, Clark said, “We made good progress in each of our core businesses during the fourth quarter of 2006. I was particularly pleased with the new sales closed at our FT Interactive Data and ComStock businesses during the fourth quarter, which provides us with momentum moving into 2007. Our institutionally-focused businesses once again produced renewal rates of approximately 95% during the fourth quarter of 2006. In combination, our new sales activities and high retention levels helped us achieve our highest level of quarterly organic revenue growth in 2006 at 7.2%.”

“Interactive Data continued to demonstrate strong cash generation characteristics in the fourth quarter of 2006,” stated Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer. “We ended the year with $195.7 million in cash and marketable securities with no debt even after spending nearly $139 million on acquisitions, stock buybacks and a special dividend. As announced last week, we will begin paying a regular quarterly dividend of $0.125 per share later this quarter. Our priority going forward is to use our cash to expand our business through acquisition and internal investment while we return value to shareholders on a more consistent basis through our regular quarterly dividend and stock buyback program.”

Clark concluded, “We were pleased with the progress we made in 2006 to fortify Interactive Data’s position as a trusted leader in financial information. We see attractive opportunities to expand the business in 2007 by assisting our clients in addressing their key front, middle and back-office challenges, and we are directing our resources accordingly.”

Other Fourth-Quarter and Recent Operating and Financial Highlights

Global Marketing Initiative:

•

In a separate announcement today, Interactive Data launched a new branding initiative, highlighted by the renaming of its three institutionally-focused businesses. FT Interactive Data is now Interactive Data Pricing and Reference Data; ComStock is now Interactive Data Real-Time Services; and CMS BondEdge is now Interactive Data Fixed Income Analytics. The former business names were used in this press release for reporting consistency. See separate press release for more details.

Effects of Foreign Exchange:

•

Interactive Data’s fourth-quarter 2006 revenue was positively impacted by $2.8 million due to the effects of foreign exchange. Fourth-quarter 2006 revenue before the effects of foreign exchange grew by $22.3 million, or 16.4%, over the comparable period in 2005. Total costs and expenses in the fourth quarter of 2006 were negatively impacted by $2.2 million due to the effects of foreign exchange. Fourth-quarter 2006 total costs and expenses before the effects of foreign exchange increased by $21.4 million, or 21.4%, over the fourth quarter of 2005.

Institutional Services Segment:

•

FT Interactive Data reported fourth-quarter 2006 revenue of $98.7 million, a 10.6% increase over the prior year’s fourth quarter (or an increase of 8.4% before the effects of foreign exchange). North American revenue for the fourth quarter of 2006 increased 9.3% over the fourth quarter of 2005. Fourth-quarter 2006 European revenue increased by 15.4% (or increased 5.3% before the effects of foreign exchange) from the fourth quarter of last year. During the fourth quarter, this business continued to win new business primarily due to increased demand for its evaluated pricing and reference data services. FT Interactive Data’s Asia-Pacific fourth-quarter 2006 revenue increased 12.4% (or increased 8.5% before the effects of foreign exchange) compared with the prior year’s fourth quarter.

•

ComStock generated fourth-quarter 2006 revenue of $32.6 million, an increase of 54.0% over the same quarter last year (or an increase of 50.7% before the effects of foreign exchange). Interactive Data Managed Solutions contributed $12.6 million and $2.0 million to ComStock’s 2006 fourth-quarter revenue and 2005 fourth-quarter revenue, respectively. Excluding the effects of foreign exchange, the contribution of acquisitions and inter-company eliminations resulting from acquisitions, this business reported an underlying revenue increase of 5.5% primarily due to increased new business with institutions and lower levels of cancellations. During the fourth quarter of 2006, this business announced a number of new appointments to further strengthen its global sales organization. In addition, Interactive Data Managed Solutions announced that it began providing financial content to Zecco.com, a premiere online brokerage that offers free equity trading.

•

CMS BondEdge reported revenue for the fourth quarter of 2006 of $8.2 million, which was essentially flat with last year’s fourth quarter. New sales and increased business with existing customers were offset by the impact of cancellations primarily caused by client consolidation activities. CMS BondEdge’s fourth-quarter 2006 performance was highlighted by 6 new client installations, a number of one-time consulting projects for clients, and growing interest in its new fixed income analytic datafeed service.

Active Trader Services Segment:

•

eSignal’s fourth-quarter 2006 revenue of $21.6 million increased 23.8% from the same quarter last year (or an increase of 23.1% before the effects of foreign exchange). The increase reflects the $3.0 million contribution of Quote.com, which was acquired during the first quarter of 2006, as well as the continued expansion of eSignal’s direct subscriber base. Excluding the contribution from Quote.com and the effects of foreign exchange, eSignal’s underlying revenue growth in the fourth quarter of 2006 was 5.7%. eSignal ended the fourth quarter of 2006 with over 61,700 direct subscription terminals, which includes approximately 12,100 direct subscription terminals for Quote.com-related services. Excluding the Quote.com direct subscription terminals, eSignal’s base of direct subscription terminals grew 8.4% in 2006 from the prior year. eSignal continued the integration of the Quote.com business during the fourth quarter of 2006, and recently launched a mobile version of the Quote.com website as well as a UK-specific area of the site.

Capital Expenditures:

•	Approximately $3.6 million, or 27.1%, of the $13.3 million in fourth-quarter 2006 capital expenditures were associated with facility relocation activities.

Full-Year 2006 Results:

•

For the full year ended December 31, 2006, Interactive Data reported revenue of $612.4 million versus $542.9 million for 2005, an increase of $69.5 million, or 12.8%. Total costs and expenses rose 17.3%, or $69.1 million, to $467.8 million in 2006. Pre-tax stock-based compensation expense associated with the adoption of FAS 123R during 2006 was $12.9 million. Income from operations for 2006 was $144.6 million, compared with $144.1 million for the same period one year ago. The tax rate for 2006 was 38.1% compared with 36.9% for 2005. Net income for 2006 was $93.4 million, or $0.98 per diluted share, compared with $93.9 million, or $0.98 per diluted share, in 2005.

Cash Position, Stock Buyback Activities, Special Dividend and Regular Dividend:

•

As of December 31, 2006, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $195.7 million. On December 5, 2006, Interactive Data paid a special dividend of $0.80 per share to stockholders of record on November 9, 2006, which totaled $74.6 million. During the fourth quarter of 2006, Interactive Data spent $1.2 million to repurchase 52,000 shares of common stock at an average purchase price of $23.95 per share as part of its October 2006 two million share buyback program. Entering the first quarter of 2007, there were 1,948,000 shares available for repurchase under the existing October 2006 share buyback program.

•

On February 16, 2007, Interactive Data announced that its Board of Directors authorized the initiation of a quarterly cash dividend. The Interactive Data Board of Directors declared a quarterly dividend of $0.125 per share of common stock payable on March 30, 2007 to stockholders of record on March 1, 2007. The actual declaration of future quarterly dividends, and the establishment of record and payment dates, is subject to final determination of the Board of Directors of Interactive Data.

Board of Directors:

•

On February 20, 2007, Interactive Data announced that Rona Fairhead, chief executive officer of the Financial Times Group, was appointed to the Company’s Board of Directors, succeeding John Fallon. In mid-December 2006, as previously announced, Myra R. Drucker was appointed to Interactive Data’s Board of Directors.

2007 Outlook

•

We anticipate that market conditions in 2007 will be similar to those experienced in 2006. We believe that spending on market data and related services by customers in the financial services industry will continue to be influenced by their focus on cost containment initiatives. Our outlook for 2007 is as follows:

•	2007 revenue growth is expected to be in the range of 6% to 9%

•	The 2007 effective tax rate is expected to be in the range of 38.5% to 39.5%

•	2007 net income is expected to grow in the high single-digit to low double-digit range

•	Capital expenditures in 2007 are expected to be in the range of $35 million to $37 million

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, February 22, 2007 at 11:00 a.m. Eastern Time to discuss the fourth-quarter and full-year 2006 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 6099633. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from February 22, 2007 at 2:00 p.m. until Thursday, March 8, 2007 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 6099633. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related inter-company eliminations, the effects of foreign currency exchange rates and the recognition of revenue deferred in prior quarters because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our FT Interactive Data, ComStock, CMS BondEdge, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange and the recognition of costs and expenses deferred in prior quarters, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, inter-company eliminations, the effects of foreign exchange and the recognition of revenue and costs and expenses deferred in prior periods because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

•

Management refers to non-GAAP income from operations, which excludes the estimated impact of the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” because our historical financial performance did not include this expense. As a result, we believe that continuing to offer such information about our financial performance provides consistency in our financial reporting.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, including those appearing under the heading “Outlook,” our statements about expected market conditions, our expected growth and profitability, and planned product and service developments, and acquisitions; our statements related to any potential future stock repurchase transactions, including our intention to repurchase shares of our common stock from time to time under the stock repurchase program, the source of funding for the stock repurchase program, as well as the timing, nature and financial impact of any such transactions related to the stock buyback program; and statements related to dividends, including the timing, nature and financial impact of issuing any dividends. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xvi) the relative performance of the economy and the U.S. stock market as a whole; (xvii) the market price of our common stock and other market conditions; (xviii) the difficulty in predicting our future cash needs; (xix) the nature of other investment opportunities available to us from time to time; (xx) our operating cash flow; and (xxi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation. For more information, please visit www.interactivedata.com.

The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
REVENUE	$161,138	$136,019	18.5%	$612,403	$542,867	12.8%
COSTS & EXPENSES
Cost of services*	50,926	42,956	18.6%	198,538	167,089	18.8%
Selling, general & administrative*	60,612	46,950	29.1%	221,787	191,615	15.7%
Depreciation	5,757	4,851	18.7%	21,925	18,767	16.8%
Amortization	6,453	5,351	20.6%	25,588	21,256	20.4%

Total costs & expenses	123,748	100,108	23.6%	467,838	398,727	17.3%

INCOME FROM OPERATIONS	37,390	35,911	4.1%	144,565	144,140	0.3%
Other income, net	2,118	1,320	60.5%	6,366	4,711	35.1%

INCOME BEFORE INCOME TAXES	39,508	37,231	6.1%	150,931	148,851	1.4%
Income Tax expense	14,727	12,606	16.8%	57,569	54,987	4.7%

NET INCOME	$24,781	$24,625	0.6%	$93,362	$93,864	-0.5%
NET INCOME PER SHARE
Basic	$0.27	$0.26	3.8%	$1.00	$1.01	-1.0%
Diluted	$0.26	$0.26	0.0%	$0.98	$0.98	0.0%
Cash dividends paid per common share	$0.80	$—	—	$0.80	$0.80	0.0%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,179	93,257	-0.1%	93,240	93,204	0.0%
Diluted	95,748	96,077	-0.3%	95,600	95,989	-0.4%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
* Includes incremental stock-based compensation expense related to the adoption of FAS 123R of:
Cost of services	$1,163	$—	$5,059	$—
Selling, general & administrative	1,878	—	7,845	—

Total	$3,041	$—	$12,904	$—

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$152,449	$147,368
Marketable securities	43,296	25,019
Accounts receivable, net	103,041	84,553
Prepaid expenses and other current assets	13,840	11,209
Deferred income taxes	3,164	1,509

Total current assets	315,790	269,658

Property and equipment, net	81,988	64,252
Goodwill	536,049	480,179
Other intangible assets, net	168,969	182,156
Other assets	1,008	675

Total Assets	$1,103,804	$996,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$25,787	$18,032
Payable to affiliates	5,156	892
Accrued liabilities	75,053	68,747
Income taxes payable	17,042	2,045
Deferred revenue	27,343	23,988

Total current liabilities	150,381	113,704

Deferred tax liabilities	35,773	23,864
Other liabilities	6,065	3,946

Total Liabilities	192,219	141,514

Stockholders’ Equity:
Preferred stock	—	—
Common stock	993	979
Additional paid-in capital	887,071	848,137
Treasury stock, at cost	(105,690)	(74,587)
Accumulated earnings	96,230	77,449
Accumulated other comprehensive income	32,981	3,428

Total Stockholders’ Equity	$911,585	$855,406

Total Liabilities and Stockholders' Equity	$1,103,804	$996,920

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31, (Unaudited)
	2006	2005
Cash flows provided by (used in) operating activities:
Net income	$93,362	$93,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,513	40,023
Tax benefit from exercise of stock options and employee stock purchase plan	—	5,152
Excess tax benefits from stock-based compensation	(1,640)	—
Deferred income taxes	(4,473)	1,411
Amortization of discounts and premiums on marketable securities, net	243	1,958
Stock-based compensation	15,368	1,731
Other non-cash items	910	213
Changes in operating assets and liabilities, net	22,282	(14,770)

NET CASH PROVIDED BY OPERATING ACTIVITIES	173,565	129,582
Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(38,999)	(26,060)
Acquisition of business	(33,244)	(49,983)
Purchase and sale of marketable securities	(18,520)	(24,606)
Other investing activities	—	170

NET CASH USED IN INVESTING ACTIVITIES	(90,763)	(100,479)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(31,103)	(30,279)
Proceeds from exercise of stock options and employee stock purchase plan	19,027	19,574
Excess tax benefits from stock based compensation	1,640	—
Common stock cash dividends	(74,581)	(74,489)

NET CASH USED IN FINANCING ACTIVITIES	(85,017)	(85,194)
Effect of change in exchange rates on cash and cash equivalents	7,296	(4,449)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,081	(60,540)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	147,368	207,908

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$152,449	$147,368

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue, Intercompany

Eliminations Resulting from Acquisitions, and the Recognition of Reversed and Deferred Revenue

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Revenue
Institutional Services
FT Interactive Data	$98,682	$89,219	10.6%	$377,896	$352,958	7.1%
ComStock	32,644	21,194	54.0%	120,061	87,668	36.9%
CMS BondEdge	8,242	8,180	0.8%	32,459	32,394	0.2%

Institutional Services Total	139,568	118,593	17.7%	530,416	473,020	12.1%
Active Trader Services eSignal	21,570	17,426	23.8%	81,987	69,847	17.4%

Active Trader Services Total	21,570	17,426	23.8%	81,987	69,847	17.4%
Total Revenue	161,138	136,019	18.5%	612,403	542,867	12.8%
Effects of Foreign Exchange	(2,786)	—	—	(1,361)	—	—

Non-GAAP Revenue before Effects of Foreign Exchange	158,352	136,019	16.4%	611,042	542,867	12.6%
Revenue – Quote.com	(3,028)	—	—	(10,045)	—	—
Revenue – Interactive Data Managed Solutions	(12,632)	(1,957)	545.5%	(43,690)	(1,957)	2132.5%

Non-GAAP Revenue before Effects of Foreign Exchange and Acquisition-Related Revenue	$142,692	$134,062	6.4%	$557,307	$540,910	3.0%
Intercompany Eliminations Resulting from Acquisitions	—	(934)		(288)	(3,601)

Non-GAAP Revenue before Effects of Foreign Exchange, Acquisition-Related Revenue and Intercompany Eliminations Resulting from Acquisitions	$142,692	$133,128	7.2%	$557,019	$537,309	3.7%
Recognition of Revenue Reversed and Deferred in the Fourth Quarter of 2004	—	—	—	—	(8,122)	—

Non-GAAP Revenue before Above Factors	$142,692	$133,128	7.2%	$557,019	$529,187	5.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Stock-Based Compensation Expense,

Acquisition-related Total Costs and Expenses, Effects of Foreign Exchange,

and Recognition of Reversed and Deferred Costs and Expenses

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Total Costs & Expenses	$123,748	$100,108	23.6%	$467,838	$398,727	17.3%
Effects of Foreign Exchange	(2,244)	—	—	(1,091)	—	—

Total Costs & Expenses Before the Effects of Foreign Exchange	$121,504	$100,108	21.4%	$466,747	$398,727	17.1%
Incremental Stock-based Compensation Expense	(3,041)	—	—	(12,904)	—	—

Total Costs & Expenses Before the Effects of Foreign Exchange and Incremental Stock-based Compensation Expense	$118,463	$100,108	18.3%	$453,843	$398,727	13.8%
Total Costs & Expenses – Quote.com	(1,832)	—	—	(6,155)	—	—
Total Costs & Expenses – Interactive Data Managed Solutions	(12,945)	(1,909)	—	(46,600)	(1,909)	—

Non-GAAP Total Costs & Expenses Before Above Factors and Acquisition-related costs and expenses	$103,686	$98,199	5.6%	$401,088	$396,818	1.1%
Recognition of Costs & Expenses Reversed and Deferred in the Fourth Quarter of 2004	—	—	—	—	(6,702)	—

Non-GAAP Total Costs & Expenses Before Above Factors	$103,686	$98,199	5.6%	$401,088	$390,116	2.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Operating Profit Before Effects of Acquisitions and Related Intercompany Eliminations, Foreign Exchange,

Stock-Based Compensation Expense, and Recognition of Reversed and Deferred Revenue and Costs and Expenses

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Non-GAAP Revenue before Above Factors	$142,692	$133,128	7.2%	$557,019	$529,187	5.3%
Non-GAAP Total Costs & Expenses Before Above Factors	$103,686	$98,199	5.6%	$401,088	$390,116	2.8%

Non-GAAP Operating Profit from Core Businesses	$39,006	$34,929	11.7%	$155,931	$139,071	12.1%